Exhibit 99.1

(NASDAQ: BOCH)

For Immediate Release:

Bank of Commerce Holdings Announces First Quarter Cash Dividend of $0.03 per Share

REDDING, California, March 18, 2015 / Globe Newswire — Randall S. Eslick, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ:BOCH) (the “Company”), a $997 million bank holding company and parent company of Redding Bank of Commerce (the “Bank”), today announced that the Board of Directors has authorized a cash dividend of $0.03 per share for the first quarter 2015.

The $0.03 per share quarterly cash dividend will be paid to shareholders of record as of March 27, 2015, and is payable on April 10, 2015.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce which operates under two separate names (Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce). The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through four offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH.”

Forward-Looking Statements

Bank of Commerce Holdings wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. This news release includes statements by the Company, which describe management’s expectations and developments, which may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the Company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) our concentration in real estate lending; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged; and (7) technological changes could expose us to new risks.

Investment firms making a market in BOCH stock are:

Raymond James Financial	Sandler O’Neill + Partners, L.P.
John T. Cavender	Brian Sullivan
555 Market Street	1251 Avenue of the Americas, 6th Floor
San Francisco, CA 94105	New York, NY 10022
(800) 346-5544	(212) 466-8022

McAdams Wright Ragen, Inc.	Stifel Nicolaus
Joey Warmenhoven	Perry Wright
1211 SW Fifth Avenue, Suite 1400	1255 East Street, Suite 100
Portland, OR 97204	Redding, CA 96001
(866) 662-0351	(530) 244-7199

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (530) 722-3900

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer

Telephone Direct (530) 722-3952

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3908

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959